Exhibit 5.1

2, rue Jean Bertholet L-1233 Luxembourg T +352 26 12 29-1 F +352 26 68 43 31 Jean-Michel Schmit T +352 26 12 29 26 F +352 26 44 10 51 jean-michel.schmit@nautadutilh.com	Luxembourg, 18 December 2009

Millicom International Cellular S.A. 15, rue Léon Laval L-3372 Leudelange

Re: Millicom International Cellular S.A. - Long Term Incentive Plans

Dear Sirs,

We refer to the Registration Statement on Form S-8 (the "Registration Statement") filed on even date herewith with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), by Millicom International Cellular S.A. (the "Company"), relating to the registration of common shares with a par value of USD 1.50 each (the "Shares") to be issued by the Company upon the exercise of options granted or to be granted under The Millicom International Cellular S.A. 2007 Long Term Incentive Plan approved by a resolution of the Company's Board of Directors on 15 March 2007 or under The Millicom International Cellular S.A. Long Term Incentive Plan approved by the Company's Compensation Committee (upon delegation by the Board of Directors) on 16 June 2009 (together the "Plans").

We are members of the Luxembourg Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the Grand Duchy of Luxembourg. This letter is governed by and shall be construed and interpreted in accordance with Luxembourg law. Any issues of interpretation or liability arising out or in connection with it must be submitted to the exclusive jurisdiction of the competent Courts of Luxembourg-City, Grand Duchy of Luxembourg.

This communication is confidential and may also be privileged. It is intended for use by the indicated addressee only. If you are not the intended addressee, we request that you notify us immediately and destroy this communication, as well as any attachments, without copying, forwarding, disclosing or using it in any other way. NautaDutilh Avocats Luxembourg shall not be held liable for any damage relating to the communication of data or documents. NautaDutilh Avocats Luxembourg is established in Luxembourg. All services rendered by NautaDutilh Avocats Luxembourg are subject to the general terms and conditions of NautaDutilh Avocats Luxembourg, which include, amongst other provisions, a limitation of liability clause and can be consulted at www.nautadutilh.com (under "Terms & Conditions") and will be provided free of charge upon request.

2
Luxembourg, 18 December 2009

In connection with this letter, we have examined such corporate records, all documents and such questions of Luxembourg law as we have considered necessary or appropriate. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as copies and the authenticity of the originals of such copies.

Based on the foregoing, we confirm that the Shares will constitute validly issued, fully paid and non-assessable shares in the capital of the Company when issued in accordance with the Plans and when the following steps will have been taken:

1.  under the authorised capital provided for in the Company's articles, the Company's Board of Directors has been granted valid power by the Company's general meeting of shareholders to issue the Shares in accordance with the Plans against payment by integration of distributable reserves;

2.  on the basis of the powers delegated to it under the authorised capital, the Company's Board of Directors has duly resolved to issue the Shares against payment by integration of distributable reserves and to allot them to the relevant option holders under the Plans;

3.  the relevant option holder has duly accepted the subscription and allotment to him of the Shares;

4.  the Shares have been duly and fully paid, as the case may be, either in cash or by way of capitalising available distributable reserves of the Company;

5.  if applicable, the relevant option holder has paid to the Company any amount necessary to discharge any liability of the Company towards any revenue or other authority for any sum in respect of any tax or social security liability of the relevant option holder in relation to the issue and allotment of the Shares to said option holder;

6.  the name of the relevant option holders and their shareholding have been duly recorded in the Company's share register and a certificate reflecting such record has been duly issued to the option holders.

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Luxembourg, 18 December 2009

We hereby consent to the filing of this letter as part of the Registration Statement. This consent is however not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Yours truly,

/s/ Jean-Michel Schmit
NautaDutilh Avocats Luxembourg
by Jean-Michel Schmit, partner